 Exhibit 99.1

francesca’s® Reports Fourth Quarter and Fiscal Year 2018 Financial Results

•	Fourth quarter net sales decreased 14% to $119.3 million and comparable sales decreased 14%

•	Fourth quarter diluted loss per share was $0.61

•	Fourth quarter adjusted diluted loss per share was $0.01 (see Non-GAAP Information below)

•	Company recorded a non-cash charge of $17.1 million associated with establishing a tax valuation allowance at fiscal 2018 year-end

•	Company recorded a non-cash asset impairment charges of $5.6 million in the fourth quarter

HOUSTON, TEXAS — May 3, 2019 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today reported financial results for the fourth quarter and fiscal year ended February 2, 2019.

Michael Prendergast, Interim CEO, stated, “While sales for the fourth quarter were in-line with our expectations, adjusted diluted loss per share was better than anticipated reflecting some of the early work that has been done around expense management. Over the last three months we have done an abundance of work, evaluating all areas of the business and developing a strategic turnaround plan that we believe will return the company to longer-term positive sales, cash flow and operating income performance. Our first priority in fiscal 2019 is to transition the merchandising process to enable the successful execution of a demand based, fast fashion business model. We are also simplifying our promotional strategy to more clearly communicate value to our customer. To date, we have identified $15.0 million in annualized gross SG&A savings, before costs associated with achieving those savings. In addition, we are taking steps to optimize our real estate, through selective boutique closures and lease renegotiations, and focusing on additional cost reductions. Looking ahead, we will continue to move swiftly to develop a strong foundation and implement operational disciplines that will enable improved performance across all financial metrics.’’

FOURTH QUARTER RESULTS

Net sales decreased 14% to $119.3 million from $138.5 million in the comparable prior year quarter. The fourth quarter of fiscal year 2017 included approximately $5.0 million of sales for the 53rd week. The net sales decline in the fourth quarter of 2018 reflects a 14% decrease in comparable sales due to a decline in boutique traffic and a lower conversion rate. The Company opened one new boutique and closed 12 boutiques during the fourth quarter, bringing the total boutique count to 727 at the end of the quarter.

Gross profit, as a percent of net sales, decreased to 39.3% from 43.9% in the prior year quarter. This unfavorable variance was principally due to 320 basis points deleveraging of occupancy costs as a result of lower sales, as well as an increase in occupancy costs. The increase in occupancy costs was the result of a higher boutique count and an increase in average rent and related expenses driven by increased penetration of boutiques in high traffic centers. Additionally, merchandise margins were lower by 150 basis points due to increased markdowns and average unit cost partially offset by lower marked-out-of-stock charges and inventory reserves.

Selling, general and administrative (SG&A) expenses decreased 4% to $48.1 million from $50.3 million in the prior year quarter. Adjusted SG&A was $47.4 million and excludes $1.4 million of professional fees associated with the Company’s review of strategic and financial alternatives and the turnaround plan that commenced in January 2019 and $0.8 million of stock-based compensation reversal associated with the resignation of the Company’s former Chief Executive Officer in February 2019. The decrease in adjusted SG&A versus the comparable prior year period was due to a $3.1 million decrease in payroll and related expenses as a result of labor efficiencies gained at the boutique level, lower accrued severance and additional payroll expenses for the 53rd week of fiscal year 2017.

During the fourth quarter, the Company recognized $5.6 million of non-cash asset impairment charges. Of the total amount, $2.7 million was associated with the impairment of boutique assets for 24 underperforming boutiques for which the remaining, or a portion of the remaining, net book value of their assets are no longer expected to be recoverable. The remaining $2.9 million was related to the write-off of boutique furniture, fixtures and supplies that are no longer intended to be used as a result of the Company postponing new boutique openings and remodels in future periods.

Loss from operations was $6.8 million compared to income from operations of $10.4 million in the prior year quarter. Excluding the professional fees, reversal of stock-based compensation and asset impairment charges, adjusted loss from operations was $0.6 million.

Income tax expense for the fourth quarter of fiscal year 2018 included a non-cash charge of $17.1 million associated with the valuation allowance provided on the Company’s net deferred tax assets resulting in an effective tax rate of 212.1%. This valuation allowance was recorded in fiscal year 2018 because it was concluded that it is more likely than not that certain deferred tax assets will not be realized. Income tax expense in the fourth quarter of fiscal year 2017 included a non-cash charge of $3.3 million in connection with the remeasurement of the Company’s net deferred tax assets using the lower federal corporate income tax rate under the Tax Cuts and Jobs Act resulting in an effective tax rate of 63.9%. Excluding the valuation allowance and remeasurement of net deferred tax assets, the adjusted effective tax rate in the fourth quarter of fiscal year 2018 was 38.8% compared to 31.5% in the comparable prior year quarter.

Net loss for the fourth quarter was $21.3 million, or $0.61 diluted loss per share, compared to prior year quarter net income of $3.7 million, or $0.10 diluted earnings per share. Adjusted net loss for the fourth quarter was $0.4 million, or $0.01 adjusted diluted loss per share compared to adjusted net income of $7.1 million, or $0.20 adjusted diluted earnings per share, in the comparable prior year quarter.

Please see the reconciliation of adjusted SG&A, adjusted loss from operations, adjusted effective tax rate, adjusted net loss and adjusted diluted loss per share, each a non-GAAP financial measure, to the most directly comparable GAAP financial measure provided in the tables at the end of this press release.

FULL YEAR RESULTS

Net sales decreased 9% to $428.1 million from $471.7 million in the prior year. This decrease was due to a 14% decrease in comparable sales compared to an 11% decrease in the prior year due to the declines in both boutique traffic and conversion rate. Additionally, fiscal year 2017 included approximately $5.0 million of sales for the 53rd week.

During fiscal year 2018, the Company opened 32 new boutiques and closed 26 boutiques compared to 60 new boutiques opened and 10 boutiques closed during fiscal year 2017.

The Company recognized $20.1 million of non-cash asset impairment charges primarily associated with the impairment of boutique assets for 153 underperforming boutiques for which the remaining, or a portion of the remaining, net book value of their assets are no longer expected to be recoverable.

The Company recognized $17.1 million of valuation allowance on the Company’s net deferred tax assets.

Net loss for fiscal year 2018 totaled $40.9 million, or $1.18 diluted loss per share, compared to net income of $15.6 million, or $0.43 diluted earnings per share, in the prior year. Adjusted net loss for fiscal year 2018 was $9.0 million, or $0.26 adjusted diluted loss per share compared to adjusted net income of $18.9 million, or $0.52 adjusted diluted earnings per share for fiscal year 2017.

Please see the reconciliation of adjusted net loss and adjusted diluted loss per share, each a non-GAAP financial measure, to the most directly comparable GAAP financial measure provided in the tables at the end of this press release.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the year were $20.1 million compared to $31.3 million at the end of the comparable prior year. The Company had $10.0 million outstanding borrowings under its asset based revolving credit facility at the end of the fiscal 2018 and, as disclosed in a previous release, borrowed an additional $5.0 million during the first quarter of fiscal 2019. The Company had no debt at the end fiscal 2017. The Company estimates that, as of May 2, 2019, estimated cash and cash equivalents were approximately $13.0 million. Included in the cash balance estimate is an income tax refund of $8.5 million received on April 22, 2019. Additionally, the estimated cash balance reflects a $5 million payment on the Asset Based Revolving Credit Facility bringing the outstanding balance back down to $10.0 million with an estimated $14.6 million in additional availability.

The Company ended the quarter with $30.5 million of inventory on hand compared to $26.8 million at the end of the comparable prior year period. Excluding $3.7 million of inventory reserve for product that was eventually marked out of stock, average ending inventory per boutique was flat versus the prior year period.

Conference Call Information

A conference call to discuss the fourth quarter and fiscal year 2018 results is scheduled for May 3, 2019 at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until May 10, 2019. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 13690615. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: the risk that the Company does not realize the anticipated benefits of its turnaround plan and the Company experiences unanticipated costs related to the plan; the risk that the Company’s previously disclosed exploration of strategic and financial alternatives may not result in any transaction or alternative that enhances value; the risk that the Company may not be able to successfully integrate its Interim Chief Executive Officer and attract and integrate a new Chief Executive Officer; the risk that the Company cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve its business model; the Company’s merchandise planning and buying policies and processes do not lead to merchandise offerings that resonate with customers; the Company’s ability to attract a sufficient number of customers to the Company’s boutiques or sell sufficient quantities of its merchandise through its ecommerce website; the Company’s ability to successfully open, close, refresh and operate boutiques each year, as necessary, to ensure an appropriate brick and mortar footprint; the Company is unable to reduce its real estate lease cost structure or increase boutique productivity; the Company’s ability to efficiently source and distribute merchandise quantities necessary to support its business needs; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 3, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 28, 2018 and any risk factors contained in subsequent quarterly and annual reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement. Additionally, the Company may not issue future press releases discussing guidance or financial results such as this one other than associated with routine quarterly and annual financial reporting.

Non-GAAP Information

This press release includes non-GAAP adjusted SG&A, adjusted (loss) income from operations, adjusted net income, adjusted income tax expense, adjusted effective tax rate, and adjusted diluted (loss) earnings per share, each of which are non-GAAP financial measures. The Company believes these non-GAAP financial measures not only provides the Company’s management with comparable financial data for internal financial analysis but also provides meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the business and facilitate a meaningful evaluation of the Company’s fourth quarter and fiscal year 2018 SG&A, (loss) income from operations, net income and diluted (loss) earnings per share, adjusted income tax expense and effective tax rate on a comparable basis with the Company’s fourth quarter and fiscal year 2017 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

About Francesca’s Holdings Corporation

francesca’s® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of February 2, 2019, francesca’s® operates approximately 727 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca’s®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	February 2, 2019		February 3, 2018		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$119,310	100.0%	$138,491	100.0%	$(19,181)	(14)%	-
Cost of goods sold and occupancy costs	72,429	60.7%	77,666	56.1%	(5,237)	(7)%	460
Gross profit	46,881	39.3%	60,825	43.9%	(13,944)	(23)%	(460)
Selling, general and administrative expenses	48,081	40.3%	50,305	36.3%	(2,224)	(4)%	400
Asset impairment charges	5,555	4.7%	158	0.1%	5,397	* (2)	*	(2)
(Loss) income from operations	(6,755)	(5.7)%	10,362	7.5%	(17,117)	* (2)	*	(2)
Interest expense	(146)	(0.1)%	(120)	(0.1)%	26	22%	-
Other income	80	0.1%	68	0.0%	12	18%	-
Income before income tax (benefit) expense	(6,821)	(5.7)%	10,310	7.4%	(17,131)	* (2)	*	(2)
Income tax (benefit) expense	14,466	12.1%	6,584	4.8%	7,882	* (2)	*	(2)
Net (loss) income	$(21,287)	(17.8)%	$3,726	2.7%	$(25,013)	* (2)	*	(2)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.
(2) Not meaningful.

Diluted earnings per share	$(0.61)		$0.10
Weighted average diluted share count	34,809		35,642

Comparable sales change	-14%		-15%

	Fiscal Year Ended
	February 2, 2019		February 3, 2018		Variance
	In USD	As a % of Net Sales	In USD	As a % of Net Sales	In USD	%	Basis Points
Net sales	$428,115	100.0%	$471,678	100.0%	$(43,564)	(9)%	-
Cost of goods sold and occupancy costs	265,119	61.9%	264,915	56.2%	204	0%	580
Gross profit	162,996	38.1%	206,763	43.8%	(43,767)	(21)%	(580)
Selling, general and administrative expenses	176,379	41.2%	176,543	37.4%	(164)	0%	380
Asset impairment charges	20,122	4.7%	258	0.1%	19,864	* (2)	*	(2)
(Loss) income from operations	(33,505)	(7.8)%	29,962	6.4%	(63,467)	* (2)	*	(2)
Interest expense	(426)	(0.1)%	(452)	(0.1)%	(26)	(6)%	-
Other income	483	0.1%	346	0.1%	137	40%	-
Income before income tax (benefit) expense	(33,448)	(7.8)%	29,856	6.3%	(63,304)	* (2)	*	(2)
Income tax (benefit) expense	7,493	1.8%	14,295	3.0%	(6,802)	* (2)	*	(2)
Net (loss) income	$(40,941)	(9.6)%	$15,561	3.3%	$(56,502)	* (2)	*	(2)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.
(2) Not meaningful.

Diluted earnings per share	$(1.18)		$0.43
Weighted average diluted share count	34,805		36,300

Comparable sales change	-14%		-11%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	February 2,	February 3,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$20,103	$31,331
Accounts receivable	16,309	16,642
Inventories	30,478	26,816
Prepaid expenses and other current assets	10,357	9,714
Total current assets	77,247	84,503
Property and equipment, net	71,207	87,702
Deferred income taxes	-	9,413
Other assets, net	4,588	3,622
TOTAL ASSETS	$153,042	$185,240

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,330	$17,801
Accrued liabilities	11,333	14,654
Total current liabilities	35,663	32,455
Landlord incentives and deferred rent	33,989	38,337
Long term debt	10,000	-
Total liabilities	79,652	70,792
Commitments and contingencies
Stockholders’ equity:
Common stock-$.01 par value, 80.0 million shares authorized, 46.7 million and 46.3 million shares issued as of February 2, 2019 and February 3, 2018, respectively.	467	463
Additional paid-in capital	112,693	111,439
Retained earnings	120,251	159,045
Treasury stock, at cost – 11.1 million and 10.3 million shares held at February 2, 2019 and February 3, 2018, respectively.	(160,021)	(156,499)
Total stockholders’ equity	73,390	114,448
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$153,042	$185,240

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended
	February 2,	February 3,	January 28,
	2019	2018	2017
Cash Flows Provided by Operating Activities:
Net (loss) income	$(40,941)	$15,561	$42,001
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,532	21,202	19,337
Stock-based compensation expense	1,335	2,430	1,016
Excess tax benefit from stock-based compensation	-	-	(34)
Asset impairment charges	20,122	258	141
Loss on disposal of assets	761	733	407
Amortization of debt issuance costs	204	250	245
Deferred income taxes	8,706	6,099	(5,411)
Changes in assets and liabilities:
Accounts receivable	246	(10,764)	3,975
Inventories	(3,699)	(2,858)	7,583
Prepaid expenses and other assets	(2,566)	(3,177)	(3,160)
Accounts payable	5,739	6,013	(4,936)
Accrued liabilities	(558)	(11,167)	9,467
Landlord incentives and deferred rent	(4,348)	245	1,540
Net cash provided by operating activities	9,533	24,825	72,171

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(26,199)	(26,778)	(21,852)
Other	-	-	8
Net cash used in investing activities	(26,199)	(26,778)	(21,844)

Cash Flows Used in Financing Activities:
Proceeds from borrowings under revolving credit facility	10,000	-	-
Repurchases of common stock	(3,980)	(19,860)	(53,853)
Payment of debt issuance costs	(505)	-	-
Taxes paid related to net settlement of equity awards	(77)	(154)	(42)
Proceeds from the exercise of stock options	-	96	512
Excess tax benefit from stock-based compensation	-	-	34
Net cash used in financing activities	5,438	(19,918)	(53,349)

Net decrease in cash and cash equivalents	(11,228)	(21,871)	(3,022)
Cash and cash equivalents, beginning of year	31,331	53,202	56,224
Cash and cash equivalents, end of year	$20,103	$31,331	$53,202

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$75	$24,163	$19,324
Interest paid	$209	$192	$192

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	February 2, 2019		February 3, 2018		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel	45,998	38.5%	54,977	39.7%	(8,979)	(16)%
Jewelry	31,017	26.0%	32,481	23.5%	(1,464)	(5)%
Accessories	21,710	18.2%	24,928	18.0%	(3,218)	(13)%
Gifts	19,184	16.1%	24,412	17.6%	(5,228)	(21)%
Others(1)	1,401	1.2%	1,693	1.2%	(292)	(17)%
Net sales	119,310	100.0%	138,491	100.0%	(19,181)	(14)%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2018	FY 2017	FY 2016
Q1	(16)%	(5)%	2%
Q2	(13)%	(3)%	0%
Q3	(14)%	(18)%	7%
Q4	(14)%	(15)%	0%
Fiscal year	(14)%	(11)%	2%

Boutique Count

	Fiscal Year Ended
	February 2, 2019	February 3, 2018	January 28, 2017
Number of boutiques open at the beginning of period period	721	671	616
Boutiques opened	32	60	64
Boutiques closed	(26)	(10)	(9)
Number of boutiques open at the end of period	727	721	671

Francesca’s Holdings Corporation

GAAP to Non-GAAP Reconciliation

(In Thousands, Except Per Share Amounts and Percentages)

Thirteen Weeks and Fiscal Year Ended February 2, 2019

	Thirteen Weeks Ended February 2, 2019
	GAAP	Professional Fees(1)	Reversal of Stock-based Compensation(2)	Asset Impairment Charges(3)	Valuation Allowance(4)	Non GAAP
SG&A	$48,081	$(1,424)	$766	$-	$-	$47,423
Loss from operations	(6,755)	1,424	(766)	5,555	-	(542)
Income tax expense	14,466	(553)	297	(2,155)	17,115	(29,170)
Net loss	(21,287)	871	(469)	3,400	17,115	(370)
Diluted loss per share(6)	(0.61)	0.03	(0.01)	0.10	0.49	(0.01)
Effective tax rate(5)	212.1%	-	-	-	(250.9)%	(38.8)%

	Fiscal Year Ended February 2, 2019
	GAAP	Professional Fees(1)	Reversal of Stock-based Compensation(2)	Asset Impairment Charges(3)	Valuation Allowance(4)	Non GAAP
SG&A	$176,379	$(1,476)	$766	$-	$-	$175,669
Loss from operations	(33,505)	1,476	(766)	20,122	-	(12,673)
Income tax expense	7,493	(425)	221	(5,795)	17,115	(18,609)
Net loss	(40,941)	1,051	(545)	14,327	17,115	(8,993)
Diluted loss per share(6)	(1.18)	0.03	(0.02)	0.41	0.49	(0.26)
Effective tax rate(5)	22.4%				(51.2)%	(28.8)%

(1)	Consists of professional fees associated with the Company’s review of strategic and financial alternatives and turnaround plan that commenced in January 2019.

(2)	Reversal of stock-based compensation associated with the resignation of the former Chief Executive Officer in February 2019.

(3)	The Company recorded $5.6 million and $20.1 million of non-cash asset impairment charges for the thirteen weeks and fiscal year ended February 2, 2019, respectively, associated with 24 and 153 underperforming boutiques, respectively, for which the remaining, or a portion of the remaining, net book value of their respective assets are no longer expected to be recoverable. Additionally, the impairment charges for the thirteen weeks and fiscal year ended February 2, 2019 included $2.9 million and $4.9 million charge, respectively, associated with the write-off of boutique furniture, fixtures and supplies that are no longer intended to be uses as a result of postponing new boutique openings and remodels for future periods.

(4)	The Company recorded $17.1 million non-cash charge associated with the recognition of a valuation allowance on its net deferred tax assets.

(5)	Calculated by dividing income tax expense by the GAAP loss before income tax expense of $6.8 million and $33.4 million in the thirteen weeks and fiscal year ended February 2, 2019, respectively.

(6)	Diluted loss per share components may not equal the sum due to rounding.

Francesca’s Holdings Corporation

GAAP to Non-GAAP Reconciliation

(In Thousands, Except Per Share Amounts and Percentages)

Fourteen Weeks and Fiscal Year Ended February 3, 2018

	Fourteen Weeks Ended February 3, 2018
	GAAP	Remeasurement of Net Deferred Tax Asset(1)	Non GAAP
Income tax expense	6,584	(3,339)	3,245
Net income	3,726	3,339	7,065
Diluted earnings per share(2)	0.10	0.09	0.20
Effective tax rate(3)	63.9%	(32.4)%	31.5%

	Fiscal Year Ended February 3, 2018
	GAAP	Remeasurement of Net Deferred Tax Asset	Non GAAP
Income tax expense	14,295	(3,339)	10,956
Net income	15,561	3,339	18,900
Diluted earnings per share(2)	0.43	0.09	0.52
Effective tax rate(3)	47.9%	(11.2)%	36.7%

(1)	The Company recorded a non-cash charge as a result of the remeasurement of the Company’s net deferred tax assets using the lower federal corporate income tax rate under the Tax Cuts and Jobs Act enacted in December 2017.

(2)	Diluted earnings per share components may not equal the sum due to rounding.

(3)	Calculated by dividing income tax expense by the GAAP income before income tax expense of $10.3 million and $29.9 million in the fourteen weeks and fiscal year ended February 3, 2018.